Exhibit 3.648

FILED
JAN 7 1997
SECRETARY OF STATE
ARTICLES OF INCORPORATION
OF
McINNIS WASTE SYSTEMS, INC.
     The undersigned natural person of the age of eighteen years or more, acting as incorporator under the Oregon Business Corporation Act, adopts the following Articles of Incorporation:
ARTICLE 1.
     The name of the corporation is McINNIS WASTE SYSTEMS, INC. and its duration shall be perpetual or unlimited.
ARTICLE 2.
     The purposes for which the corporation is organized are:
     (1) To engage in the business of refuse collection and recycling; and
     (2) To engage in any lawful activity for which corporations may be organized under the Oregon Business Corporation Act.
ARTICLE 3.
     The aggregate number of shares which the corporation shall have authority to issue is 100 shares without par value of voting common stock.
ARTICLE 4.
     The address of the initial registered office of the corporation is 1618 S.W. First, Suite 205, Portland, Oregon 97201, and the name of the initial registered agent at such address is L. Leslie Bush. The Corporation Division is
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directed to send all notices to L. Leslie Bush, 1618 S.W. First, Suite 205, Portland, Oregon 97201, until further notice.
ARTICLE 5.
     The number of directors constituting the board of directors is one, and the name and address of such person who is to serve as director until the first annual meeting of shareholders, or until their successors have been elected and qualified is:

Name	ADDRESS
Stephen J. McInnis	205 SE 113th
Portland, OR 97216
ARTICLE 6
     The name and address of the incorporator of the corporation is L. Leslie Bush, 1618 SW First Ave. #205, Portland, Oregon 97201.
     DATED: December 31, 1991.
     I, the undersigned incorporator, declare under the penalties of perjury that I have examined the foregoing and that to the best of my knowledge and belief, it is true, correct, and complete.

/s/ L. Leslie Bush
L. LESLIE BUSH

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